Exhibit 10.(iii)

INVESTMENT ADVISORY AGREEMENT

THIS AGREEMENT is entered into this 9th day of June, 2009 by and between EAGLE LIFE INSURANCE COMPANY, a life insurance company domiciled in the State of Iowa (the “Client”) and AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY, an Iowa corporation (the “Advisor”).

WHEREAS, the Client is an indirect subsidiary of Advisor; and

WHEREAS, the Advisor has agreed to provide such investment advisory services on the terms and conditions set forth herein; and

WHEREAS, the Client and Advisor acknowledge that all investment advisory services provided under this Agreement are subject to the applicable investment provisions of the Iowa Insurance Law and regulations and interpretations thereunder as well as oversight by the Investment Committee of the Client’s Board of Directors;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.               Retention of Advisor.

a.               Client hereby retains Advisor to act as investment advisor for Client’s general account investments, including all earnings thereon, proceeds therefrom or in substitution therefore (the “Account”) for a period of five (5) years and on the terms set forth in this Agreement, including the attached Schedules.

b.              The Advisor hereby accepts such appointment and agrees during such period to render the services and to assume the obligations set forth in this Agreement.  The Advisor’s compensation is provided for under this Agreement, and Advisor shall neither be entitled to nor receive any additional compensation under this Agreement.

2.               Advisor Authority.

a.               In compliance with the guidelines, limitations and restrictions set forth in Section 2b and Schedule B of this Agreement, the Advisor shall furnish a continuous investment program for the Account and shall have full investment discretion as the Client’s agent and attorney-in-fact to carry out the client’s decisions with respect to:

i.                  The acquisition (by purchase, exchange, subscription or otherwise), the holding and the disposition (by sale, exchange or otherwise) of Account assets;

ii.                                       What portion, if any, of the Account assets shall be held in cash, cash equivalents or other temporary investments;

iii.                                    Conversion provisions, subscription rights and other rights or privileges which pertain to the Account;

iv.                                   The exercise of any voting or consent rights pertaining to any Account assets.

b.              In carrying out its responsibilities under this Agreement, the Advisor acknowledges that its management of the Account is expressly subject to the following guidelines, limitations and restrictions:

i.                                          All Account investments shall be made in compliance with the relevant investment provisions of the Iowa Insurance Laws, including all qualitative and quantitative limitations set forth therein;

ii.                                       All Account investments are, in addition, subject to the Investment Policy and Guidelines adopted by the Investment Committee of the Client’s Board of Directors.  A copy of such Investment Policy and Guidelines is attached as Schedule B hereto.

iii.                                    To the extent necessary to comply with applicable law or to properly document transactions, the Client may appoint officers of Advisor (or Advisor’s designee) acceptable to the Client to be investment officers of the Client to make investment decisions in accordance with this Agreement.  Upon not less than two (2) days prior written notice to Advisor, the Client shall have the right, at Advisor’s expense, to override any investment decisions as the Client reasonably determines is not in conformity with this Agreement.

iv.                                   The Advisor shall, within the guidelines, limitations and restrictions set forth in this Agreement, have the exclusive right to manage the Account and may use and rely upon such information and materials as it may deem pertinent (including seeking advice from its affiliates).

v.                                      The assets of the Account may be held by the bank, trust company or unaffiliated broker-dealer acceptable to Advisor and appointed by the Client as custodian of the Account.  The custodian shall at all times be responsible for the physical custody of the assets of the Account and for the collection of interest, dividends and other income attributable to the assets of the Account.

vi.                                   The Client does hereby authorize and empower the Advisor, and any officer of the Advisor and any other individual or entity so designated by any officer of the Advisor, to execute any and all documents and instruments which (s)he or it may deem appropriate regarding the acquisition, holding or disposition of any account asset, including without limitation executing proxies, consents, endorsing securities, taking action with regard to class actions, plans or reorganization or similar corporate transactions requiring shareholder vote and generally exercising rights, power and privileges of the Client unless otherwise directed by the Client; provided, however, that neither the Advisor nor any such individual or entity shall have any power or authority by virtue of the foregoing clause or otherwise under this Agreement to direct any custodian for the Account (the “Custodian”), any broker, dealer or issuer, or any of their respective agents, to deliver securities or other property or pay cash to the Advisor or any of its agents except that Advisor may cause cash to be withdrawn from the Account in accordance with this Agreement and mutually agreed written procedures.

vii.                                The Client agrees to provide the Advisor with any additional documentation reasonably necessary to evidence the authority contemplated by this Agreement.

3.               Standard of Care.  In carrying out its duties hereunder, the Advisor shall comply with all laws and regulatory requirements applicable to the Client, including without limitation the other requirements of this Agreement.  The Advisor shall be liable and solely responsible for all of its actions and omissions, including without limitation all activities and omissions constituting violations of any applicable law or regulatory requirement.

4.               Compensation and Expenses.

a.               The Client shall pay Advisor for the services to be rendered by Advisor under this Agreement in accordance with the fee schedule attached hereto as Schedule A.

b.              The Client shall pay all expenses related to the Account including, but not limited to, any costs of safekeeping, transport and acquisition and disposition, such as brokerage and other transaction costs including, without limitation execution costs, custody fees and margin costs.

c.               Notwithstanding anything herein to the contrary, compensation is limited to the actual costs incurred without any profit factor included in said cost.

5.               Brokerage Orders

a.               Advisor shall place orders for the execution of transactions with or through such brokers, dealers or issuers as Advisors may select, unless the use of any particular broker/dealer would adversely affect the Client’s other business or operations.

b.              Advisor may execute brokerage transactions for the Account through brokers or dealers who also provide Advisor with “research services”, as defined in section 28(e)(3) of the Securities Exchange Act of 1934.  The commission paid to such brokers may be in excess of the amount of commission another broker would charge for the same transaction.  Such research services, moreover, may be available to Advisor on a cash basis.  Before effecting any such transaction, Advisor will determine in good faith that the amount of such commission is reasonable, in relation to the value of the brokerage and research services provided by such broker.

6.               Non-Exclusive Advisory Services.  Subject to any applicable legal or regulatory requirements, the Client agrees that the Advisor may give advice and take action with respect to itself or any of its other affiliates which may differ from the advice given or the timing or nature of action taken with respect to the Account.  Nothing in this Agreement shall limit or restrict the Advisor or any of its directors, partners, officers, affiliates or employees from buying, selling or trading in any securities or other assets for its or their own account or accounts and the Client acknowledges that the Advisor may at any time acquire, increase, decrease or dispose of positions in investments which are at the same time being acquired, held or disposed of for the Account.

7.               Aggregation.  The Advisor is authorized in its discretion to aggregate purchases and sales and other transactions made for the Account with purchases and sales and other transactions in the same or similar securities or instruments of the same issuer or counterparty with affiliates of the Advisor.  In certain instances, the execution broker/dealer may not deliver to the Account a separate confirmation slip with respect to its participation in the aggregated transactions and, in such event, the Advisor will advise the Client in writing of any purchase or disposition of instruments for the Account with respect to any such aggregated transaction.

8.               Confirmation of Trades.  The Client and the Advisor will direct that confirmation of any transactions effected for the Account will be sent in conformity with applicable law to the Client, with a copy to the Advisor.

9.               Representations.

a.               The Client hereby represents and warrants that it is authorized to enter into this Agreement and that the employment of the Advisor as described herein is permitted by the Iowa Insurance Laws and authorized by corporation action.  The Client shall provide the Advisor from time to time with such information as the Advisor may reasonably request in order to discharge its duties under this Agreement

b.              The Advisor hereby represents and warrants that it is authorized to enter into this Agreement and that the performance of its duties described herein is permitted by the applicable law and authorized by corporate action.

10.         Indemnity and Liability.

a.               The Client shall indemnify and hold Advisor, its officers, directors, employees and agents harmless from and against all losses, claims, liabilities, demands and expenses of any kind (including reasonable attorneys’ fees and expenses) and amounts paid in satisfaction of judgments, in compromise or as fines or penalties resulting from any breach or default under this Agreement.  The Client agrees that any indemnity or release of liability provided hereunder shall survive termination of this Agreement.

b.              The Advisor shall indemnify and hold Client, its officers, directors, employees and agents harmless from and against all losses, claims, liabilities, demands and expenses of any kind (including reasonable attorneys’ fees and expenses) and amounts paid in satisfaction of judgments, in compromise or as fines or penalties resulting from any breach or default under this Agreement.  The Advisor agrees that any indemnity or release of liability provided hereunder shall survive termination of this Agreement.

11.         Dispute Resolution.

a.               In the event any dispute or difference shall arise with reference to the applicable interpretation or effect of this Agreement, or any part hereof between the parties, whether such dispute arises before or after termination of this Agreement (hereinafter referred to as a

“Controversy”), the parties shall negotiate in good faith to reach a mutually agreeable resolution to such Controversy.

b.              If the Controversy has not been resolved by negotiation as provided in Section 11a above, either party hereto may elect to submit the Controversy to binding arbitration conducted in Des Moines, Iowa upon written notice to the other party.  The parties hereto, by entering into this Agreement, are expressly waiving their rights to have any Controversy decided in a court of law and/or equity before a judge or jury, and instead are accepting the use of binding arbitration in accordance with this Section 11b.  Such arbitration shall be governed by the provisions of the Commercial Arbitration Rules of the American Arbitration Association, to the extent that such provisions are not inconsistent with the provisions of this Section 11.  Within thirty (30) days of the receipt of written notice of arbitration described above, each party hereto shall appoint one (1) arbitrator and the two (2) arbitrators so appointed shall appoint a third arbitrator within ten (10) days of the later of the two arbitrators being appointed (the three arbitrators, the “Arbitration Panel”).  If any of the two initial arbitrators are not appointed within the specified period by the party hereto which had the right to appoint such arbitrator the other party hereto may appoint both such arbitrators who shall then appoint the third arbitrator.  If the two (2) initial arbitrators fail to appoint the third arbitrator within ten (10) working days of the later of the two arbitrators being appointed, each arbitrator shall name three (3) candidates, of whom the other shall decline two (2), and the decision between the final two (2) candidates shall be made by drawing lots.  Each of the three arbitrators shall act as neutral arbitrators.  In the event of the death, disability or incapacity of any arbitrator a replacement shall be named pursuant to the process which resulted in the selection of the arbitrator to be replaced.

c.               If the Arbitration Panel or the parties determine, at any stage of the proceedings, that specialized expertise is necessary to fully evaluate and decide the Controversy, a neutral advisor with the experience and qualification necessary to assist the Arbitration Panel to decide the Controversy may be selected; provided, however, that the use of an expert neutral advisor is approved in writing by the parties to this Agreement.  Once the determination to utilize an expert neutral advisor is made, the Arbitration Panel shall propose such a neutral advisor.  Either party to this Agreement may veto the neutral advisor proposed by the Arbitration Panel within five (5) working days of receiving written notice of the proposal.  Absent such a veto, the neutral advisor proposed by the Arbitration Panel shall be retained.  If the neutral advisor proposed by the Arbitration Panel is vetoed by one or both of the parties to this Agreement, the Arbitration Panel shall continue to propose neutral advisors until one is accepted by the parties to this Agreement.  If no neutral advisor is selected after a total of three (3) vetoes in the aggregate have been exercised by one or both parties to this Agreement, no neutral advisor shall be utilized and the arbitration shall proceed as though the parties had not initially agreed to the use of a neutral advisor.

d.              The arbitration hearing shall be held within thirty (30) days following appointment of the third arbitrator to the Arbitration Panel, unless otherwise agreed to by the parties to this Agreement.  If either party to this Agreement refuses or otherwise fails to participate in such an arbitration hearing, such hearing shall proceed and shall be fully effective in accordance with this Section 11, notwithstanding the absence of such party.  The Arbitration Panel shall determine the Controversy in accordance with the substantive law of the State of Iowa, without giving effect to any laws that might otherwise govern under applicable principles of conflicts of laws thereof.  The Arbitration Panel may abstain from following the strict rules of evidence.  The Arbitration Panel shall render an arbitration award in writing within thirty (30) days after the termination of the arbitration hearing.

12.         Miscellaneous.

a.               This Agreement shall terminate automatically if it is assigned (as such term is defined in the Advisers Act and the rules thereunder) by the Advisor without the written consent of the Client.  This Agreement may be terminated at any time by either party by written notice to the other party, such termination to be effective thirty (30) days after receipt of such notice.  Client shall retain the right to terminate this Agreement in the event that the Advisor does not perform satisfactorily.

b.              Client shall have ultimate control and responsibility of the functions that it has delegated.

c.               Client shall own and have custody of its general corporate accounts and records.

d.              Except as contemplated by this Agreement or applicable law, all information and advice furnished by either party to the other hereunder, including their respective agents and employees, shall be treated as confidential and shall not be disclosed to unaffiliated parties except as required by applicable law or except upon the prior written approval of the other party.  The Advisor is authorized to acknowledge its relationship with the Client in appropriate materials such as a representative client list.

e.               This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto and with a filing with the Insurance Department for its non-disapproval.

f.                 This Agreement shall not be assigned.

g.              This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

h.              All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy (which is confirmed), by registered or certified mail (postage prepaid, return receipt requested) or by overnight delivery service to the respective parties to this Agreement as follows:

If to the Advisor:

American Equity Investment Life Holding Company

John Matovina, Chief Financial Officer

5000 Westown Parkway

West Des Moines, Iowa 50266

If to the Client:

Eagle Life Insurance Company

Marla G. Lacey, Vice President

5000 Westown Parkway

West Des Moines, Iowa 50266

Or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.  In no event shall the provision of notice pursuant to this Section 12g constitute notice for service of any writ, process or summons in any suit, action or other proceeding.

i.                  The Client acknowledges and agrees that it shall have no right hereunder or pursuant to law to offset any amounts due and owing (or to become due and owing) to the Advisor under this Agreement against any amounts due and owing by Client or any of its subsidiaries or affiliates to the Advisor or any of its subsidiaries or affiliates under any other agreement, contract or understanding.  In the event that settlement for amounts which may be due pursuant to this Agreement is not made in a timely manner as set forth on Schedule A, interest shall accrue on said amounts from the due date until paid in the amount of .5% monthly, compounded annually.

j.                  The descriptive article and section headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement

k.               This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors.

l.                  Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

m.            Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as would be enforceable.

n.              Each of the parties hereto, as reasonably requested from time to time by the other party hereto, shall take all reasonably appropriate action and execute any additional documents, instruments or conveyances of any kind which may be reasonably necessary to carry out any of the provisions of the Agreement.

o.              This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement.

p.              Each of the parties hereto irrevocably and unconditionally submits to the non-exclusive jurisdiction of The United States District Court for the Southern District of Iowa, or, if such court will not accept jurisdiction, any court of competent civil jurisdiction sitting in Polk County, Iowa.  In any action, suit or other proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above courts, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper.  Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States.  A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

q.              It is a condition to this Agreement becoming effective that all necessary insurance regulatory filings shall have been made and all necessary insurance regulatory approvals shall have been obtained.

IN WITNESS WHEREOF, each of the parties has caused this Investment Advisory Agreement to be executed on its behalf by its officer thereunto duly authorized, all as of the day and year first above written.

AMERICAN EQUITY INVESTMENT
LIFE HOLDING COMPANY

By:	/s/ Wendy J. Carlson
Wendy J. Carlson, CEO and President

EAGLE LIFE INSURANCE COMPANY

By:	/s/ James M. Gerlach
James M. Gerlach, Senior Vice President

SCHEDULE A

INVESTMENT ADVISORY AGREEMENT

DATED 6/9, 2009

BETWEEN

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

(“Advisor”)

AND

EAGLE LIFE INSURANCE COMPANY

(“Client”)

1.  This Schedule of Compensation can be amended only upon the written agreement of Advisor and Client and only after receiving all necessary approvals from the Iowa Insurance Division.

2.  The Client shall pay, at the beginning of each quarterly period, a fee (to be prorated and a refund made to the Client for any period of less than a quarter) based on the market value of the Account, including cash and securities, taken on the last business day of the preceding quarter, as follows:

(a)  $1,000.00 per quarter on the first $25,000,000.00, plus

(b)  0.20% on the amount above $25,000,000.00 up to $100,000,000.00, plus

(c)  0.15% on the amount in excess of $100,000,000.00.

Date: 6/9, 2009

SCHEDULE B

Statement of Investment Objectives and Policy

For

Eagle Life Insurance Company

The purpose of this Statement is to establish a framework and organization for the regular and continuous management of the invested assets of Eagle Life Insurance Company (the “Company”).  The Company’s assets will be invested accordance with the investment policy, objectives and guidelines stated herein.  The Board of Directors and the Investment Committee will assume responsibility of reviewing the performance to ascertain current and long-term absolute levels of achievement toward the stated goals and to review compliance with policy guidelines and objectives.

It is intended that these objectives and guidelines provide meaningful guidance in the management of the Company’s assets and not be overly restrictive given changing economic business and capital market conditions.

Investment Objectives

The Company’s assets are to be invested in a portfolio composed of fixed income, preferred and convertible stock and cash equivalent securities.  The Investment Objective of the Company is to meet the obligations of the liabilities and maximize investment income while maintaining a high quality portfolio.  The primary focus is to manage a portfolio which (a) provides for safety of principal, (b) ensures liabilities are fully funded by the invested assets in an efficient manner, (c) produces a portfolio return which provides satisfactory return on assets and surplus growth, and (d) achieves these investment goals while minimizing the need for capital reserves.

Investment Policies

A.  The Assets must be invested in compliance with the Iowa Insurance Code, any bank or lending agreements and investment objectives of the Company.

The Investment Officer(s) is (are) granted full investment discretion consistent with the investment objectives, described herein, regarding the purchase and sale of individual securities.

Realization of gains and losses should be reviewed solely in terms of investment merits.

B.  Fixed income securities may include U.S. Treasury obligations, obligations of government-sponsored enterprises, Federal Agency obligations, notes, debentures, preferred stock and commercial paper.

Fixed Income securities are to be selected so as to assure the proper balance of quality, maturity and coupons consistent with current money market and economic conditions.

All investments in interest bearing nonconvertible obligations of corporations must be rated within the highest ratings of the National Association of Insurance Commissioners (NAIC).

C.  The diversification of fixed income assets will be at the discretion of the Investment Officer(s) subject to compliance with the Iowa Insurance Code, Asset/Liability constraints and any other applicable regulatory guidelines.

D.  The Investment Committee will meet at least weekly.

The Investment Committee will report the status of investments to the Board of Directors at least quarterly or as requested by the Board of Directors.  Reporting shall include but not be limited to a complete listing of securities held, current valuations and transaction summaries.

Any significant change in the investment strategy by the Investment Officer(s) will be communicated to the Investment Committee.

The Board of Directors may request that performance reports be prepared to ascertain current and long term levels of achievement toward stated goals.

The Board of Directors may make changes in this Statement, from time to time, independently or upon recommendation of the Investment Officer(s).  It shall be the responsibility of the Board of Directors to communicate such revisions, in writing, to the Investment Officer(s) immediately.